BNSF

[LOGO APPEARS HERE]                                                   NEWS

Contact:  Richard Russack                              FOR IMMEDIATE RELEASE
          (817) 352-6425


                     BURLINGTON NORTHERN SANTA FE REPORTS
                             FIRST QUARTER RESULTS

 .    Earnings of $0.50 per share - up 2 percent from earnings of $0.49 per share, adjusted to exclude the first quarter 1998 gain on pipeline partnership sale. Net income was $236 million compared to first quarter 1998 adjusted net income of $233 million.

 .    First quarter operating income of $480 million -- $33 million or 7 percent higher than 1998.

 .    Revenues of $2.2 billion, an increase of $42 million or 2 percent over first quarter 1998 revenues of $2.1 billion.

 .    Operating ratio for the first quarter improved to 78.1 percent compared with 79.2 percent in 1998.

     FORT WORTH, Texas, April 20, 1999 - - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported first quarter 1999 earnings of $0.50 per share on a diluted basis, an increase of 2 percent from first quarter 1998, which excludes a $67 million pre-tax gain on pipeline partnership sale. First quarter 1999 net income of $236 million was $3 million higher than adjusted net income of $233 million a year ago.

     "Our service has never been better and we have reached the point where we can comfortably take on more business. While we are disappointed that revenue growth wasn't better in the first quarter, we are maintaining our focus on growing our business," said Robert D. Krebs, BNSF chairman, president and chief executive officer.

     Revenues of $2.2 billion for the 1999 first quarter were $42 million higher than the 1998 first quarter. Intermodal revenues reached $583 million, an increase of $21 million, or 4 percent from last year, reflecting increases in the international and direct marketing more . . .

BNSF 1Q EARNINGS / Page Two

sectors. Automotive revenues improved $16 million or 17 percent primarily due to growth in vehicles and parts shipments. Coal revenues increased $7 million or 1 percent to $566 million. Merchandise revenues grew to $662 million, an increase of $6 million, or 1 percent due to improvements in chemicals and commercial products sectors. Agricultural commodity revenues decreased $17 million, or 6 percent, to $262 million, due primarily to weakness in the wheat export markets.

     Operating expenses of $1.7 billion were 1 percent higher than 1998 despite a 3 percent increase in units handled. Higher purchased services and depreciation expense were partially offset by lower fuel and compensation and benefits expenses.

     Operating income was $480 million for the first quarter 1999 compared with $447 million for the same period in 1998. The operating ratio improved to 78.1 percent for the first quarter 1999 compared with an operating ratio of 79.2 percent for 1998.

     Adjusted other income was unfavorable by $19 million compared to 1998, as 1998 included gains from the sale of a real estate portfolio. Including the $67 million pre-tax gain on the sale of the pipeline partnership in 1998, other income decreased $86 million.

COMMON STOCK REPURCHASES

     During the first quarter, BNSF repurchased 3.0 million shares at an average price of $33.79 per share, bringing total repurchases under BNSF's share-repurchase program to 7.9 million shares at an average price of $31.88 per share.

     Through The Burlington Northern and Santa Fe Railway Company, BNSF owns one of the largest railroad networks in the United States, with 34,000 route miles covering 28 states and two Canadian provinces.

     Consolidated financial statements follow.

BURLINGTON NORTHERN SANTA FE CORPORATION
ADJUSTED CONSOLIDATED STATEMENT OF INCOME
(Unaudited.  In millions, except per share data)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                     1999          1998
                                                   --------      -------
REVENUES                                           $  2,190      $  2,148
                                                   --------      --------

OPERATING EXPENSES
  Compensation and benefits                             690           702
  Purchased services                                    236           217
  Depreciation and amortization                         219           202
  Equipment rents                                       193           191
  Fuel                                                  165           181
  Materials and other                                   207           208
                                                   --------      --------
      Total Operating Expenses                        1,710         1,701
                                                   ========      ========

OPERATING INCOME                                        480           447
Interest Expense                                         94            88
Other Income (Expense) - Net                             (9)           10
                                                   --------      --------

Income Before Income Taxes                              377           369
Income Tax Expense                                      141           136
                                                   --------      --------

ADJUSTED NET INCOME                                $    236      $    233
                                                   ========      ========

ADJUSTED DILUTED EARNINGS PER SHARE                $   0.50      $   0.49
                                                   ========      ========

REPORTED EARNINGS
  Net Income                                       $    236      $    265
                                                   ========      ========
  Basic Earnings Per Share                         $   0.50      $   0.56
                                                   ========      ========
  Diluted Earnings Per Share                       $   0.50      $   0.56
                                                   ========      ========

AVERAGE SHARES OUTSTANDING
  Basic                                               469.3         469.1
                                                   ========      ========
  Diluted                                             474.7         475.3
                                                   ========      ========

Statement Explanation:
----------------------
1998 adjusted net income and diluted earnings per share exclude gain on pipeline partnership sale of $32 million ($67 million pre-tax) or $0.07 per share after tax.

BURLINGTON NORTHERN SANTA FE CORPORATION
(Unaudited. In millions)


CONDENSED CONSOLIDATED BALANCE SHEET

                                                                           March 31,             December 31,
                                                                             1999                    1998
                                                                        --------------          --------------
ASSETS

 Cash and cash equivalents                                                     $    19                 $    25
 Other current assets                                                            1,142                   1,207
                                                                        --------------          --------------
   Total current assets                                                          1,161                   1,232

 Properties and other assets                                                    21,849                  21,484
                                                                        --------------          --------------

 Total Assets                                                                  $23,010                 $22,716
                                                                        ==============          ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities                                                           $ 2,175                 $ 2,223
 Long-term debt and commercial paper                                             5,416                   5,188
 Deferred income taxes                                                           5,706                   5,662
 Other liabilities                                                               1,800                   1,873
 Stockholders' equity                                                            7,913                   7,770
                                                                        --------------          --------------

 Total Liabilities and Stockholders' Equity                                    $23,010                 $22,716
                                                                        ==============          ==============


CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                         Three Months Ended
                                                                             March 31,
                                                                   ---------------------------
                                                                      1999             1998
                                                                   ----------       ----------
Cash Provided by Operating Activities                                   $ 408            $ 461
Cash Used for Capital Expenditures                                       (373)            (366)
Net Proceeds (Payments) of Borrowings                                     266              (21)
Dividends Paid                                                            (56)             (47)
Purchase of BNSF common stock                                            (100)              (6)
Cash Used for Other Activities                                           (151)             (19)
                                                                   ----------       ----------

Increase (Decrease) in Cash and Cash Equivalents                        $  (6)           $   2
                                                                   ==========       ==========

BURLINGTON NORTHERN SANTA FE CORPORATION
Supplemental Data
(Unaudited)

                                                                   Three Months Ended
                                                                         March 31,
                                                                --------------------------

                                                                   1999            1998
                                                                ----------      ----------
Revenues (In millions)

Intermodal                                                         $   583         $   562
Coal                                                                   566             559
Agricultural Commodities                                               262             279
Merchandise
   Commercial Products                                                 280             275
   Chemicals                                                           208             201
   Industrial Products                                                 174             180
Automotive                                                             108              92
                                                                ----------      ----------
Total Freight Revenues                                               2,181           2,148
Other Revenues                                                           9              --
                                                                ----------      ----------

Total Revenues                                                     $ 2,190         $ 2,148
                                                                ==========      ==========

Operating ratio                                                       78.1%           79.2%
Revenue ton miles (billions)                                         113.6           113.1
Freight revenue per thousand revenue ton miles                     $ 19.21         $ 18.99
Cars/Units (thousands)                                               1,926           1,862
Average freight revenue per car/unit                               $ 1,132         $ 1,154
Employees (average)                                                 42,590          43,870



Statement Explanation:
----------------------
Certain prior period amounts have been reclassified to conform to the current period presentation.